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                                                                   Exhibit 10.19

             SUMMARY OF COMPENSATION ARRANGEMENTS WITH ALL DIRECTORS

         The following summarizes the current compensation and benefits received by the Company's directors. It is intended to be a summary of existing arrangements, and is in no way intended to provide any additional rights to any director.

Retainer Fees

         As of January 1, 2005, the non-executive chairman of the Board of Directors will be paid $30,000 per annum.

Meeting Fees

         All directors receive $1,000 attendance fee for attendance at each Board meeting.

Equity Compensation

         None.

Reimbursement of Expenses

         All directors are entitled to reimbursement of expenses for all services as a director.